OMEGA HEALTHCARE INVESTORS, INC.

Issuer

to

WACHOVIA BANK, NATIONAL ASSOCIATION

Trustee

Supplemental Indenture No. 2

Dated as of December 30, 2005

$100,000,000
of
6.95% Notes due 2007

SUPPLEMENTAL INDENTURE NO. 2, dated as of December 30, 2005 (this “Second Supplemental Indenture”), between OMEGA HEALTHCARE INVESTORS, INC., a corporation duly organized and existing under the laws of the State of Maryland (the “Company”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of January 24, 1997 (the “Original Indenture”), as amended and supplemented by Supplemental Indenture No. 1 dated as of August 5, 1997 (the “First Supplemental Indenture”) (the Original Indenture as amended and supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s 6.95% Notes due 2007 (the “Notes”).

WHEREAS, in accordance with Section 902 of the Indenture, the Company has obtained the consent of the holders of a majority in aggregate principal amount of the Notes outstanding to the amendments to the Indenture set forth in this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARITCLE ONE
RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1. Relation to Indenture

This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.2. Definitions.

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and

(2)  All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture.

ARITCLE TWO
AMENDMENTS TO INDENTURE

SECTION 2.1. Amendments to Indenture. Effective as of the Amendment Effective Date (as defined below):

(a)  The following Sections of the Indenture, and any corresponding provisions in the Notes, hereby are deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number   Caption
SECTION 801.  Company May Consolidate, Etc. Only on Certain Terms.
SECTION 1002.     Maintenance of Office or Agency.
SECTION 1004.     Statement as to Compliance.
SECTION 1006.     Provision of SEC Reports.
SECTION 1007.     Limitations on Dividends, Distributions
and Acquisitions of Capital Stock.
SECTION 1008.     Existence.
(b)  Subsections (4) through (8) of Section 501 (Events of Default) of the Indenture, as amended by Section 2.13 of the First Supplemental Indenture, and any corresponding provisions in the Notes, hereby are deleted in their entirety and replaced with “Intentionally Omitted.”

(c)  The first paragraph of Section 1104 of the Indenture (Notice of Redemption), and any corresponding provisions in the Notes, hereby is deleted in its entirety and replaced with the following:
“Notice of redemption shall be given in the manner provided in Section 106 not less than 3 nor more than 25 days prior to the Redemption Date unless a shorter period is specified in the Debt Security of the series to be redeemed, to each Holder of Debt Securities to be redeemed, but failure to give such notice in the manner herein provided to the Holder of any Debt Securities designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other such Debt Securities or portion thereof.”

(d)  Subsections (b) through (f) of Section 1504 (Conditions to Defeasance or Covenant Defeasance) of the Indenture and any corresponding provisions in the 2007 Notes, hereby are deleted in their entirety and replaced with “Intentionally Omitted.”

SECTION 2.2. Amendments to First Supplemental Indenture. Effective as of the Amendment Effective Date:

The following Sections of the First Supplemental Indenture, and any corresponding provisions in the Notes, hereby are deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number   Caption
SECTION 2.4.    Limitations on Incurrence of Debt.
SECTION 2.15.     Provision of Financial Information.

ARITCLE THREE
MISCELLANEOUS

SECTION 3.1. Ratification of Indenture.

Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

SECTION 3.2. Governing Law.

This Second Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3. Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4. References to Second Supplemental Indenture.
Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Supplemental Indenture may refer to the Indenture without making specific reference to this Second Supplemental Indenture, but nevertheless all such references shall include this Second Supplemental Indenture unless the context otherwise requires.

SECTION 3.5. Effect of this Second Supplemental Indenture.
From and after the Amendment Effective Date, the Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken and construed as one and the same instrument.

SECTION 3.6. Severability.

In the event that any provisions of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.7. Trustee Not Responsible for Recitals.
The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 3.7. Effectiveness.
This Second Supplemental Indenture shall become effective, upon execution by the Company and the Trustee, on the Amendment Effective Date. As used herein, the “Amendment Effective Date” shall mean the date that the Company delivers written notice to the Trustee that the Notes tendered and not validly withdrawn on or prior to December 30, 2005 (the expiration date for the consent solicitation) pursuant to the Company's Offer to Purchase and Consent Solicitation Statement dated December 16, 2005, have been accepted for purchase.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ Robert O. Stephenson
Name: Robert O. Stephenson
Title: Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Charles S. Hodges
Name: Charles S. Hodges
Title: Vice President